UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2012
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ORAMED PHARMACEUTICALS INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-50298 (Commission File Number)	98-0376008 (IRS Employer Identification No.)

Hi-Tech Park 2/5 Givat Ram
PO Box 39098
Jerusalem, Israel 91390
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 972-2-566-0001

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01   ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On October 30, 2012, Oramed Pharmaceuticals Inc. (the "Company") and D.N.A Biomedical Solutions Ltd. ("D.N.A") entered into a Securities Purchase Agreement (the "Agreement"). Pursuant to the terms of the Agreement, the Company issued to D.N.A 2,390,057 shares of the Company's common stock, and D.N.A issued to the Company a warrant, exercisable for up to 21,637,611 Ordinary Shares of D.N.A, for no consideration.  The determination of the number of shares issued by the Company and issuable by D.N.A was based on the average closing market prices of such shares for the 30 day period prior to closing.  The warrant is fully vested and expires on October 29, 2022.  D.N.A. has filed an application for the approval of the Tel Aviv Stock Exchange Board of Directors to list the Ordinary Shares of D.N.A issuable upon exercise of the warrant.  The Company plans to exercise the warrant upon the receipt of such approval.

ITEM 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 8, 2012, the Board of Directors of the Company (the "Board") extended the term of the outstanding warrant of Dr. Miriam Kidrorn, the Company's Chief Technology Officer and a director, for an additional 24 months.  The warrant is fully vested and is exercisable until August 6, 2014, for 3,361,630 shares of common stock of the Company, at an exercise price of $0.001 per share.

On August 8, 2012, the Board resolved to cancel the Company's 2006 Stock Option Plan (the "2006 Plan") and to not issue any securities pursuant to the 2006 Plan.  In addition the Board resolved to reallocate the pool of 3,000,000 shares of the Company's common stock that was then reserved for issuance under the 2006 Plan and transfer such shares to the Company's 2008 Stock Incentive Plan.  At the time of the decision of the Board, no options were outstanding under the 2006 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORAMED PHARMACEUTICALS INC.

Dated: November 5, 2012	By:	/s/ Nadav Kidron
Nadav Kidron
President, CEO and Director